Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

GENERAL GROWTH PROPERTIES, INC.

APPOINTS NEW CHIEF FINANCIAL OFFICER

CHICAGO November 28, 2011 - General Growth Properties, Inc. (NYSE: GGP) (“GGP”) announced today the appointment of Michael B. Berman as its new executive vice president and chief financial officer, effective December 15, 2011.  Mr. Berman replaces Steve Douglas, who will return to Brookfield Asset Management after his tenure with GGP, and assume a role with Brookfield.  Mr. Douglas will remain with GGP until December 31, 2011 to assist with the transition.

Sandeep Mathrani, GGP’s chief executive officer commented, “We thank Steve for his dedication and tenacity in achieving a stable financial and reporting platform from which GGP can prosper.  We wish him much success.”  Mr. Mathrani added, “The Company is pleased to attract the caliber of Mr. Berman to the GGP team.  Mr. Berman’s broad financial and accounting experience in the real estate sector will be a valuable asset to the Company.”

Mr. Berman until recently had been executive vice president of Equity LifeStyle Properties, Inc. (NYSE: ELS) and a member of the company’s management committee.  Mr. Berman had been chief financial officer and treasurer of Equity LifeStyle Properties, Inc., since September 2003 and has also served as its principal accounting officer.  In 2003, Mr. Berman was an associate professor at the New York University Real Estate Institute.  Mr. Berman was a managing director in the investment banking department at Merrill Lynch & Co. from 1997 to 2002.  Mr. Berman holds a master’s of business administration from Columbia University Graduate School of Business; a law degree from Boston University School of Law; and a bachelor’s degree from Binghamton University in New York.  Mr. Berman is a director of Lotsa Helping Hands, a private provider of social networking web-based tools for caregiving and volunteer coordination.  Mr. Berman is a member of the Columbia Business School Real Estate Advisory Board.

ABOUT GGP

GGP is the second largest shopping center owner.  GGP has ownership and management interest in 167 regional and super regional shopping malls in 42 states.  The company portfolio totals 169 million square feet of space.  A publicly-traded real estate investment trust (REIT), GGP is listed on the New York Stock Exchange under the symbol GGP.

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CONTACT: David Keating, vice president of corporate communications, (312) 960-6325, david.keating@ggp.com